                                                                    Exhibit 99.1


Dennis E. Valentine                             The Investor Relations Group
Chief Financial Officer                         Ryan Daniels/Dian Griesel, Ph.D.
Phone: 760-602-3292                             Phone: 212-825-3210

FOR IMMEDIATE RELEASE

                            JMAR TECHNOLOGIES REPORTS
                       71% REDUCTION IN NET LOSS FOR 2003

   -  40% SEQUENTIAL REDUCTION IN LOSS FROM OPERATIONS FROM THIRD QUARTER

   -  WORKING CAPITAL INCREASED TO $2.4 MILLION

   -  SUCCESSFULLY COMPLETED RELIABILITY AND PERFORMANCE TEST OF BETA SOURCE

   - PROCEEDS FROM $8 MILLION FINANCING COMPLETED IN 2004 TO BE USED TO EXPAND PRODUCT DEVELOPMENT ACTIVITY

SAN DIEGO, CALIFORNIA (MARCH 30, 2004) - JMAR TECHNOLOGIES, INC. (NASDAQ: JMAR), reported a net loss for the year ended December 31, 2003 of $3,278,463 compared to a net loss for the year ended December 31, 2002 of $11,500,693, a reduction of 71%. The 2003 net loss includes a loss of $1,191,749 related to the operations of JMAR Precision Systems, Inc. and the standard chip business of JMAR Semiconductor, Inc. (both of which were discontinued in 2002), asset write-downs of $346,060, and a non-cash interest charge of $289,063 related to the Company's line of credit. The net loss for 2002 includes a loss from discontinued operations of $9,039,367 and a charge of $1,074,324 related to the retirement benefits of the former CEO. Revenues for the year ended December 31, 2003 declined 6% to $17,296,508 from revenues of $18,383,810 for 2002. The decrease was primarily due to lower funding on the DARPA contract. This was offset in part by an increase in revenues of $751,732 related to the Company's contract with General Dynamics Advanced Information Systems (GDAIS Contract) and an increase of $984,522 in revenues related to the Company's contract from Naval Air Warfare Center AD (Navair Contract) for sub-100 nm X-ray masks for Next Generation Lithography Systems.

For the quarter ended December 31, 2003, revenues declined 4% to $3,570,210 from $3,726,900 in the comparable period in 2002. The net loss for the fourth quarter was $410,461, compared to a net loss of $6,914,251 during the same period last year. The net loss for the three months of 2002 includes a loss from discontinued operations of $5,418,415.

In late March 2004, after the successful completion of a reliability and performance test of the Company's beta CPL(TM) source, DARPA released $800,000 in funds under the DARPA contract. The Company expects another $6.2 million in funding from DARPA in 2004 as it completes certain milestones related to the future improvement of the beta source. Also in 2004, the Company expects continuing funding of $2.4 million under the Navair Contract to add to the $3.5 million recently received under the GDAIS Contract.

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JMAR TECHNOLOGIES REPORTS 71% REDUCTION IN NET LOSS FOR 2003/2


JMAR's total Research, Development and Engineering (RD&E) expenditures from both customer and Company funded programs for the development of high-performance microelectronics manufacturing equipment represented 59% and 67% of sales for the years ended December 31, 2003 and 2002, respectively. Contract funding supported the continued development of the Company's high-power laser technology and its CPL(TM) source and stepper systems.

Ronald A. Walrod, Chief Executive Officer said, "2003 was a year during which we looked inward and made significant changes to strengthen our organization, elevate the efficiency of operations and improve liquidity. Thanks to our success in these endeavors, 2004 is shaping up as a year to look outward to augment our traditional business areas. We are methodically, but aggressively, exploring ways to leverage our core expertise to secure new customers and new sources of revenue. As one example, we are evaluating microscopy and micro plasma spectroscopy as potential new product opportunities enabled by our X-ray source technology. Imagers and analytical instruments using X-ray light for nanotechnology and biotechnology applications are well within our demonstrated X-ray source capabilities and can add diversity to our market scope."

JMAR Chief Financial Officer, Dennis E. Valentine commented, "This year's significant restructuring, reorganization, and staff and management team improvements are reflected in our 2003 financial results. The positive effect of these actions can be seen across many financial categories including working capital, shareholders' equity, gross margin and the bottom line. These improvements, along with the $8 million financing last month, position the Company to grow revenues through new product development and alliances."

Headquartered in San Diego, California, JMAR Technologies, Inc., is the originator of Collimated Plasma Lithography (CPL(TM)), a next-generation lithography (NGL) alternative designed to deliver affordable, sub-100 nanometer chip-making capability in a compact format to the semiconductor industry. In addition to CPL, JMAR develops other products for the public and private sectors based on its proprietary "Britelight(TM)" laser light source. JMAR's operations include its laser and laser-produced plasma Research Division in San Diego, California; its Systems Division in Burlington, Vermont, where CPL stepper systems and other products are designed and manufactured; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government's Defense Microelectronics Activity semiconductor fabrication facility.

This news release contains certain "forward-looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including unanticipated delays in efforts to improve the performance of the Company's CPL system, cancellation of government programs, delays in receipt of funding of government contracts, reductions in the expected amounts of government contract funding, delays and other unforeseen issues involved in the development or acquisition of new products or technologies and other risks detailed in the Company's 2003 Form 10-K filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.


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JMAR TECHNOLOGIES REPORTS 71% REDUCTION IN NET LOSS FOR 2003/3


                                 FINANCIAL DATA
                            STATEMENTS OF OPERATIONS

                                                          Year Ended December 31,                   Three Months Ended December 31,
                                                  -----------------------------------           -----------------------------------
                                                                                                              (Unaudited)
                                                       2003                   2002                    2003                   2002
                                                  ------------           ------------           ------------           ------------
Sales                                             $ 17,296,508           $ 18,383,810           $  3,570,210           $  3,726,900
Loss from Operations                                (1,418,624)            (3,109,854)              (186,728)            (1,402,473)
Loss from Continuing Operations                     (2,086,714)            (2,461,326)              (419,202)            (1,495,836)
Gain (Loss) from Discontinued Operations            (1,191,749)            (9,039,367)                 8,741             (5,418,415)
Net Loss                                            (3,278,463)           (11,500,693)              (410,461)            (6,914,251)
Deemed Preferred Stock Dividends                      (942,903)                    --               (274,160)                    --
Loss Applicable to Common Stock                     (4,221,366)           (11,500,693)              (684,621)            (6,914,251)
Loss per Share:
Continuing Operations (*)                                (0.12)                 (0.11)                 (0.03)                 (0.06)
Discontinued Operations                                  (0.04)                 (0.38)                    --                  (0.23)
Total                                                    (0.16)                 (0.49)                 (0.03)                 (0.29)

*Includes preferred stock dividends


                           SELECTED BALANCE SHEET DATA

                                             December 31,      December 31,
                                                2003               2002
                                            ------------      ------------
Assets                                      $ 13,493,183      $ 15,121,660
Unrestricted Cash                              4,171,179         2,246,264
Restricted Cash                                       --         1,550,000
Working Capital (Deficit)                      2,427,166          (780,117)
Short-term Debt                                2,340,431         1,556,405
Long Term Liabilities                            449,873         1,708,804
Redeemable Convertible Preferred Stock         2,217,150                --
Shareholders' Equity                           5,277,800         3,677,994

For further details please see the full text of JMAR's Form 10-K for the year ended December 31, 2003 available from JMAR or at www.sec.gov.


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